Exhibit 21

Name	Jurisdiction of incorporation

Leadville Mining & Milling Holding Corp.	Nevada

Minera Santa Rita S. de R.L. de C.V.	Mexico

Oro de Altar S. de R. L. de C.V.	Mexico